Exhibit 3.7

LLC-1011	COMMONWEALTH OF VIRGINIA
(05/02)	STATE CORPORATION COMMISSION

ARTICLES OF ORGANIZATION OF A

DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia the undersigned states as follows:

1. The name of the limited liability company is

Afton Chemical Asia Pacific LLC

(The name must contain the words “limited company” or “limited liability company” or their abbreviations “L.C.”, “LC”, “L.L.C.” or “LLC”)

2. A. The name of the limited liability company’s initial registered agent is

M. Rudolph West

B. The registered agent is (mark appropriate box):

(1) an INDIVIDUAL who is a resident of Virginia and

☐ a member or manager of the limited liability company.

☐ an officer or director of a corporation that is a member or manager of the limited liability company.

☐ a general partner of a general or limited partnership that is a member or manager of the limited liability company.

☐ a trustee of a trust that is a member or manager of the limited liability company.

☒ a member of the Virginia State Bar.

OR

(2) ☐ a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

3. The limited liability company’s initial registered office address, which is identical to the business office of the initial registered agent, is:

330 South Fourth Street	Richmond, Virginia	23219
(number/street),	(city or town)	(Zip Code)

which is located in the ☒ city or ☐ county of Richmond.

4. The limited liability company’s principal office is located at

330 South Fourth Street,	Richmond,	Virginia	23219
(number/street)	(City or Town)	(State)	(Zip Code)

5. Signature:

/s/ W. Lake Taylor, Jr.	June 3, 2004
(organizer)	(date)

W. Lake Taylor, Jr.
(printed name)	(telephone number (optional))